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PRESS ANNOUNCEMENT
DATE:         JULY 25, 2007
CONTACT:      C. KEITH SWANEY (440)248-7171

PVF CAPITAL CORP. ANNOUNCES QUARTERLY EARNINGS AND CASH DIVIDEND.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced earnings of $357,000, or $0.05 basic earnings per share and $0.05 diluted earnings per share, for the quarter ended June 30, 2007 as compared to earnings of $1,197,000, or $0.16 basic earnings per share and $0.15 diluted earnings per share, for the prior year comparable period.

Earnings were $4,234,000, or $0.55 basic earnings per share and $0.54 diluted earnings per share, for the fiscal year ended June 30, 2007 as compared to $4,843,000, or $0.63 basic earnings per share and $0.62 diluted earnings per share, for the fiscal year ended June 30, 2006.

Chairman John R. Male commented that the changes to earnings for the quarter and fiscal year are primarily attributable to a decrease in net interest income and an increase in the provision for loan losses that resulted from an increase in both charge-offs and nonperforming loans. The decrease in net interest income is due to nonperforming loans along with an increase in the Company's cost of funds.

Non-interest income increased as a result of service charges and other fees, mortgage banking activities, and income from bank-owned life insurance. The increase in non-interest expense is attributable to compensation and benefits, professional, legal, and advertising expense.

As of June 30, 2007, PVF Capital Corp. reported assets of $900.8 million, a decrease of $5.3 million, or 0.6%, from the prior fiscal year ended June 30, 2006. Total stockholders' equity of PVF Capital Corp. was $71.5 million at June 30, 2007. Return on assets and return on equity were 0.47% and 6.01%, respectively, for the fiscal year ended June 30, 2007.

On June 26, 2007, the Board of Directors of PVF Capital Corp. declared a quarterly cash dividend on the Company's outstanding common stock. The cash dividend will be in the amount of $0.074 per share payable on August 15, 2007 to the stockholders of record at the close of business on August 8, 2007.

Visit our web site at www.pvfsb.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Small-Cap market under the symbol PVFC.

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PVF CAPITAL CORP.
                                                                                            30000 Aurora Road
                                                                                              Solon, OH 44139
                                                                                                 440-248-7171

                         SUMMARY OF FINANCIAL HIGHLIGHTS


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)

   (Dollars in thousands)                                 June 30,                   June 30,
                                                            2007                       2006
                                                         ---------                  ----------
ASSETS
   Cash and cash equivalents                              $ 28,458                   $ 19,738
   Investment securities                                    58,000                     58,000
   Loans and mortgage backed securities                    754,202                    774,341
   Other assets                                             60,156                     54,002
                                                         ---------                  ---------
      Total Assets                                        $900,816                   $906,081
                                                         =========                  =========

LIABILITIES
   Deposits                                               $658,053                   $656,864
   Borrowed money                                          146,260                    145,000
   Other liabilities                                        25,016                     35,244

                                                         ---------                  ---------
      Total Liabilities                                    829,329                    837,108
                                                         ---------                  ---------
      Total Stockholders' Equity                            71,487                     68,973
                                                         ---------                  ---------
      Total Liabilities and Stockholders' Equity          $900,816                   $906,081
                                                         =========                  =========


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                            Three Months Ended       Twelve Months Ended
                                                          ----------------------   ------------------------
    (Dollars in thousands except per share data)                June 30,                    June 30,
                                                             2007       2006            2007         2006
                                                          ----------------------   ------------------------

INTEREST INCOME                                            $15,455    $15,086         $62,020      $55,651

INTEREST EXPENSE                                             9,461      8,292          36,705       28,408
                                                          --------   --------        --------      -------

NET INTEREST INCOME                                          5,994      6,794          25,315       27,243

      Provision for loan losses                              1,012        180           1,103          826
                                                          --------   --------        --------      -------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          4,982      6,614          24,212       26,417

TOTAL NONINTEREST INCOME                                       790        524           3,376        2,028

TOTAL NONINTEREST EXPENSE                                    5,376      5,435          21,634       21,549
                                                          --------   --------        --------      -------

INCOME BEFORE FEDERAL INCOME TAX PROVISION                     396      1,703           5,954        6,896

      Federal income tax provision                              39        506           1,720        2,053
                                                          --------   --------        --------      -------

NET INCOME                                                 $   357    $ 1,197         $ 4,234      $ 4,843
                                                          ========   ========        ========     ========

BASIC EARNINGS PER SHARE                                   $  0.05    $  0.16         $  0.55      $  0.63
                                                          ========   ========        ========     ========


DILUTED EARNINGS PER SHARE                                 $  0.05    $  0.15         $  0.54      $  0.62
                                                          ========   ========        ========     ========
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